Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Richardson Electronics, Ltd.

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated August 26, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of May 28, 2005, expresses our opinion that Richardson Electronics, Ltd. did not maintain effective internal control over financial reporting as of May 28, 2005 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains explanatory paragraphs that state the following material weaknesses were identified: deficiencies in the Company’s control environment; inadequate controls associated with the accounting for income taxes; inadequate financial statement preparation and review procedures; and deficiency related to the application of accounting literature.

Our report on the consolidated financial statements refers to a change in the method of accounting for inventories from the last-in, first-out method to the first-in, first-out method as of June 1, 2003.

/s/ KPMG LLP

Chicago, Illinois

December 8, 2005